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                                                  OMB Number 3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Lorentz, Norman
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   (Last) (First) (Middle)

   3 Park Avenue
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   (Street)

   New York, New York 10016
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   (City) (State)  (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Dice Inc. -- DICE
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3. IRS Identification Number of Reporting Person (if an entity) (voluntary)


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4. Statement for Month/Year

   January 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)

                 former Sr. Vice President, Technology, and CTO
                 ----------------------------------------------
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7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                       4.
                                                                                       Securities Acquired (A) or
                                                              3.                       Disposed of (D)
                                                              Transaction              (Instr. 3, 4 and 5)
                                      2.                      Code                     -----------------------------
1.                                    Transaction             (Instr. 8)                                  (A)
Title of Security                     Date                    ------------             Amount             or      Price
(Instr. 3)                            (mm/dd/yy)               Code     V                                 (D)
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(1) Common Stock                      1/22/02                 S (1)                     1,000             D       $2.01
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(2) Common Stock                      1/22/02                 S (1)                     9,000             D       $2.00
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(3) Common Stock                      1/24/02                 S (1)                    10,000             D       $2.11
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(4) Common Stock                      1/28/02                 S (1)                    10,000             D       $2.11
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      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                     5.                      6. Owner-
                                     Amount of               ship
                                     Securities              Form:              7.
                                     Beneficially            Direct             Nature of
                                     Owned at End            (D) or             Indirect
1.                                   of Month                Indirect           Beneficial
Title of Security                    (Instr. 3               (I)                Ownership
(Instr. 3)                           and 4)                  (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------
(1) Common Stock                                             D
------------------------------------------------------------------------------------------------------------------
(2) Common Stock                                             D
------------------------------------------------------------------------------------------------------------------
(3) Common Stock                                             D
------------------------------------------------------------------------------------------------------------------
(4) Common Stock                     5,000                   D
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==================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                        6.
                                                                                                        Date
                                                                      5.                                Exercisable and
                         2.                            4.             Number of Derivative              Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)           (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)             ----------------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date           Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-          tion
(Instr. 3)               Security        Day/Year)     Code    V      (A)             (D)            cisable        Date
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(1) Employee Incentive   $0.88           1/22/02       M                               1,000         10/15/01(2)    8/12/11
    Stock Option
    (Right to Buy)
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(2) Employee Incentive   $0.88            1/22/02       M                               9,000         10/15/01(2)    8/12/11
    Stock Option
    (Right to Buy)
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(3) Employee Incentive   $0.88            1/24/02       M                              10,000         10/15/01(2)    8/12/11
    Stock Option
    (Right to Buy)
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(4) Employee Incentive   $0.88            1/28/02       M                              10,000         10/15/01(2)    8/12/11
    Stock Option
    (Right to Buy)
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Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
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                          7.
                          Title and Amount
                          of Underlying                                                            10.
                          Securities                                              9.               Ownership
                          (Instr. 3 and 4)                                        Number of        Form of
                          ----------------                                        Derivative       Derivative      11.
1.                                          Amount              8.                Securities       Securities      Nature of
Title of                                    or                  Price of          Beneficially     Beneficially    Indirect
Derivative                                  Number              Derivative        Owned            Owned at        Beneficial
Security                                    of                  Security          at End of Month  End of Month    Ownership
(Instr. 3)                Title             Shares              (Instr. 5)        (Instr.4)        (Instr. 4)      (Instr. 4)
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(1) Employee Incentive   Common Stock        1,000                                                 D
    Stock Option
    (Right to Buy)
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(2) Employee Incentive   Common Stock        9,000                                                 D
    Stock Option
    (Right to Buy)
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(3) Employee Incentive   Common Stock       10,000                                                 D
    Stock Option
    (Right to Buy)
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(4) Employee Incentive   Common Stock       10,000                                26,000           D
    Stock Option
    (Right to Buy)
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====================================================================================================================================

Explanation of Responses:

(1) The options reported in Table II were exercised and converted into common stock which was sold as reported in Table I.

(2) The options are exercisable in increments beginning on the date listed herein. Certain events may accelerate the vesting of the options.

/s/ Norman Lorentz                                               2/8/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedures.

                                                                 SEC 1472 (3-99)

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